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                                                                    EXHIBIT 23.5



                            CONSENT OF D.A. DAVIDSON

We hereby consent to the inclusion of our opinion letter dated [Effective Date], to the Board of Directors of Humboldt Bancorp as Appendix C to Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 ("Registration Statement") of Humboldt Bancorp and to all references to our firm and such opinion in the Prospectus/Proxy Statement included in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


/s/ D.A. Davidson
-------------------------
D.A. Davidson
Portland, OR
January 10, 2001